Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-l(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.001, of Modular Medical, Inc., and that this agreement may be included as an exhibit to such joint filing. Each person executing this agreement is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but no person executing this agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: January 5, 2021

PAUL DIPERNA, individually
By:	/s/ Paul DiPerna
Name: Paul DiPerna

PAUL DIPERNA IRREVOCABLE TRUST
By:	/s/ Paul DiPerna
Name: Paul DiPerna
Title: Trustee

PAUL DIPERNA TRUST
By:	/s/ Paul DiPerna
Name: Paul DiPerna
Title: Trustee

KELSIE NICOLE DIPERNA, individually
By:	/s/ Kelsie Nicole DiPerna
Name: Kelsie Nicole DiPerna

ALARIA MICHELE DIPERNA, individually
By:	/s/ Alaria Michele DiPerna
Name: Alaria Michele DiPerna